Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132593, 333-141718, and 333-149129) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan and the Registration Statement on Form S-8 (333-151303) pertaining to the 2005 Equity Incentive Plan of Alexza Pharmaceuticals, Inc. and the Registration Statement on Form S-3 (Nos. 333-141739) of Alexza Pharmaceuticals, Inc. and in the related prospectus of our report dated August 26, 2009, with respect to the financial statements of Symphony Allegro, Inc., included in this Current Report (Form 8-K/A).
/s/ Ernst & Young LLP
Palo Alto, California
October 14, 2009